[Palmetto Bancshares, Inc. Logo Omitted]

To Our Shareholders:

         We are pleased to report the Bank's performance and operating results for the three and nine months ended September 30, 2003. Palmetto Bancshares, Inc. continued to post strong earnings increases for the third quarter 2003 with net income of $2,857,000, compared with $2,329,000 for the same quarter of 2002, a 23% increase. On a per share diluted basis, net income was $0.45 for the quarter ended September 30, 2003, compared with $0.36 for the same quarter of 2002. Contributing to the increase in third quarter net income was an increase in noninterest income of 12% offset partially by increases in noninterest expense of 2%. Net interest income for the quarter ended September 30, 2003 remained relatively unchanged compared with the quarter ended September 30, 2002 reflecting compressed margins with interest rates at historically low levels.
         For  the  nine  months  ended   September  30,  2003,  net  income  was
$8,467,000, up 16% from $7,269,000 for the first nine months of 2002. Diluted per share earnings for the nine months ended September 30, 2003 were $1.32 compared with $1.12 for the same nine month period of 2002.
         Return on average shareholders' equity for the first nine months of 2003 was 16.08% compared with 15.42% for the first nine months of 2002. Return on average assets improved to 1.33% from 1.28% when comparing the same periods.
         Total deposits increased 9% to $805 million at September 30, 2003 over $736 million at September 30, 2002, and total loans increased 12% to $679 million from $608 million at September 30, 2002. High volumes of originations and refinancings within the residential mortgage loan portfolio continued to provide a positive impact on net income during the first nine months of 2003. Approximately 84% of these loans were sold in the secondary market for residential mortgages at origination. There are indications that the volume in the mortgage loan portfolio is slowing as a result of recent increases in rates for 15 and 30 year loans.
         Total  Palmetto  Bancshares,   Inc.  assets  reached  $883  million  at
September 30, 2003 compared with $809 million at the same date in 2002. Growing quality assets within our balance sheet remains a high priority in meeting year-end financial projections. We are pleased with the 9% total asset growth experienced over the end of third quarter 2002.
         While our efforts have been focused toward total loan growth over the last twelve months, our efforts to minimize credit risk have been as strong as our efforts to grow the loan portfolio. We have experienced a decline in net charge-offs during the first nine months of 2003 as compared with the first nine months of 2002. Net charge-offs as a percentage of average loans (excluding mortgage loans held for sale) declined from .59% as of September 30, 2002 to ..38% as of September 30, 2003. Over the same periods, we have increased our loan loss reserves in order to compensate for the growth experienced this year in our loan portfolio.
         Looking ahead to the fourth quarter we project operating results that should produce another record year in growth and profitability. We look forward to presenting this information to you in our annual report for 2003.

Sincerely,


/s/ L. Leon Patterson
L. Leon Patterson
Chairman and Chief Executive Officer

[Palmetto Bancshares, Inc. Logo Omitted]


                      Consolidated Balance Sheets
                   (in thousands, except share data)

                                                                   September 30,
                                                                 2003        2002
                                                                 ----        ----
                                                                   (unaudited)
Assets
Cash and due from banks                                         $ 32,898      40,120
Federal funds sold                                                24,745      29,840
Federal Home Loan Bank (FHLB) stock, at cost                       1,868       1,733
Investment securities available for sale at fair market value    110,506      97,074
Mortgage loans held for sale                                       8,363       8,747

Loans                                                            670,850     599,594
    Less allowance for loan losses                                (7,241)     (6,252)
                                                                --------    --------
       Loans, net                                                663,609     593,342

Premises and equipment, net                                       21,378      19,726
Accrued interest receivable                                        3,880       4,535
Other assets                                                      15,527      14,104
                                                                --------    --------
         Total assets                                           $882,774     809,221
                                                                ========    ========

Liabilities and shareholders' equity
Liabilities
Deposits
    Noninterest-bearing                                         $118,710     113,887
    Interest-bearing                                             648,771     590,333
                                                                --------    --------
       Total deposits                                            767,481     704,220

Retail repurchase agreements                                      15,373      17,314
Commercial paper (Master notes)                                   21,750      16,226
Other liabilities                                                  7,766       5,314
                                                                --------    --------
       Total liabilities                                         812,370     743,074
                                                                --------    --------

Shareholders' equity
Common stock-par value $5.00 per share; authorized 10,000,000 shares; issued and outstanding 6,256,624 and 6,303,778
    at September 30, 2003 and 2002, respectively.                 31,283      31,519
Capital surplus                                                   (2,156)         84
Retained earnings                                                 40,367      32,577
Accumulated other comprehensive income, net of tax                   910       1,967
                                                                --------    --------
       Total shareholders' equity                                 70,404      66,147
                                                                --------    --------

         Total liabilities and shareholders' equity             $882,774     809,221
                                                                ========    ========


                                   Consolidated Statements of Income
                                   (in thousands, except share data)

                                                        For the three months          For the nine months
                                                         ended September 30,          ended September 30,
                                                           2003        2002            2003         2002
                                                           ----        ----            ----         ----
                                                             (unaudited)                   (unaudited)
Interest income
    Interest and fees on loans                            $ 10,633      10,584      $ 32,127       31,409
    Interest and dividends on investment securities
       available for sale                                      690         971         2,567        3,090
    Interest on federal funds sold                              48          96           111          307
    Dividends on FHLB stock                                     17          22            60           72
                                                          --------     -------      --------     --------
         Total interest income                              11,388      11,673        34,865       34,878

Interest expense
    Interest on deposits, including retail repurchase
       agreements                                            2,641       2,946         8,134        9,289
    Interest on federal funds purchased                          8           -            19            1
    Interest on commercial paper (Master notes)                 28          44            80          115
                                                          --------     -------      --------     --------
         Total interest expense                              2,677       2,990         8,233        9,405
                                                          --------     -------      --------     --------

            Net interest income                              8,711       8,683        26,632       25,473

Provision for loan losses                                      900       1,200         2,700        3,100
                                                          --------     -------      --------     --------

            Net interest income after provision for
               loan losses                                   7,811       7,483        23,932       22,373

Noninterest income
    Service charges on deposit accounts                      2,196       2,052         6,417        5,859
    Fees for trust and brokerage services                      701         576         2,053        1,839
    Mortgage banking income                                    219          85           305          457
    Gains on sales of investment securities                     81         114           362          349
    Other                                                      673         615         1,996        1,864
                                                          --------     -------      --------     --------
         Total noninterest income                            3,870       3,442        11,133       10,368

Noninterest expense
    Salaries and other personnel                             3,992       3,854        11,794       11,210
    Net occupancy                                              582         563         1,691        1,672
    Furniture and equipment                                    884         698         2,536        2,002
    Postage and supplies                                       318         397         1,123        1,107
    Marketing and advertising                                  195         180           632          710
    Telephone                                                  186         204           557          594
    Cardholder processing                                      138         132           412          420
    Other                                                    1,294       1,384         3,932        4,179
                                                          --------     -------      --------     --------
         Total noninterest expense                           7,589       7,412        22,677       21,894
                                                          --------     -------      --------     --------

            Income before income taxes                       4,092       3,513        12,388       10,847

Income tax provision                                         1,235       1,184         3,921        3,578
                                                          --------     -------      --------     --------

            Net income                                    $  2,857       2,329      $  8,467        7,269
                                                          ========     =======      ========     ========

Share Data
    Net income - Basic                                    $   0.46        0.37      $   1.34         1.15
    Net income - Diluted                                      0.45        0.36          1.32         1.12
    Cash dividends                                            0.12        0.11          0.36         0.33
    Book value                                               11.25       10.49         11.25        10.49
    Weighted average common shares outstanding-Basic     6,273,780   6,301,974     6,315,334    6,294,386
    Weighted average common shares outstanding-Diluted   6,370,340   6,469,441     6,410,952    6,464,048



[Palmetto Bancshares, Inc. Logo Omitted]

3RD QUARTER REPORT 2003

                          Selected Financial Ratios

                                                      For the nine months
                                                      ended September 30,
                                                      2003          2002
                                                      ----          ----
                                                          (unaudited)

Significant Operating Ratios Based on Earnings
Return on average assets                               1.33 %        1.28
Return on average equity                              16.08         15.42
Net interest margin                                    4.50          4.85
Efficiency ratio                                      59.76         60.17


Significant Capital Ratios
Average equity to average assets                       8.27 %        8.28
Equity to assets at year end                           7.98          8.17
Tier 1 risk based capital                              9.32          9.90
Total risk based capital                              10.36         10.93
Tier 1 leverage ratio                                  7.50          7.79


Significant Credit Quality Ratios
Nonaccrual loans to total assets                       0.59 %        0.44
Net charge-offs to average loans
      less mortgage loans held for sale                0.38          0.59


BANK NOTES
--------------------------------------------------------------------------------

- Leon Patterson, chairman and chief executive officer of The Palmetto Bank, has announced the graduation of five officers from this year's South Carolina Bankers School.

This year's graduates included Randall Traynham, who was awarded the Lillie H. Magalis Award, presented to the graduating third-year student with the highest cumulative grade average for the three-year period. Scott Tollison, who served as the 2003 class president, Liz Avery, whose bank simulation team received the top honor of achievement, Marty Cobb and Panessa Dean.